Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TRIA BEAUTY, INC.

TRIA Beauty, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

A. The name of the Corporation is TRIA Beauty, Inc. The Corporation was originally incorporated under the name “TRIA Beauty, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 20, 2010.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as follows:

ARTICLE I

The name of the corporation is TRIA Beauty, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is ninety million (90,000,000) shares, par value of $0.001 per share.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is sixty nine million, five hundred and eighty five thousand, six hundred and eighty seven (69,585,687) shares, par value of $0.001 per share. The Preferred Stock will be issued in series. The first series of Preferred Stock shall be comprised of one million, one hundred and sixty six thousand, six hundred and sixty seven (1,166,667) shares and shall be designated “Series AA Preferred Stock.” The second series of Preferred Stock shall be comprised of one million, eight hundred and ninety six thousand, two hundred and ninety nine (1,896,299) shares and shall be designated “Series BB Preferred Stock.” The third series of Preferred Stock shall be comprised of fifty two million (52,000,000) shares and shall be designated “Series CC Preferred Stock.” The fourth series of Preferred Stock shall be comprised of fourteen million, five hundred and twenty two thousand, seven hundred and twenty one (14,522,721) shares and shall be designated “Series CC-1 Preferred Stock.” As used herein, the term “The CC Preferred Stock” without designation shall refer collectively to the Corporation’s Series CC Preferred Stock and the Corporation’s Series CC-1 Preferred Stock. The term “Preferred Stock” without designation shall refer collectively to the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC Preferred Stock and the Series CC-1 Preferred Stock.

The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issue of shares in that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

1. Dividends. The holders of the then outstanding Series AA Preferred Stock, Series BB Preferred Stock and The CC Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any Distribution on the Common Stock of this Corporation, at the rate of $0.04 per share per annum for the Series AA Preferred Stock (as adjusted for any Recapitalization Event), $0.08 per share per annum for the Series BB Preferred Stock (as adjusted for any Recapitalization Event), and $0.092 per share per annum for The CC Preferred Stock (as adjusted for any Recapitalization Event), payable when, as, and if declared by the Board of Directors. A “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases at the lesser of cost or fair market value of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, provided the terms of such repurchase shall have been approved by the Board of Directors, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder. No dividend may be declared or paid on any shares of Common Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the Series AA Preferred Stock, Series BB Preferred Stock and The CC Preferred Stock, on an as-converted basis. The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest. Whenever a Distribution provided for in this Section 1 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a) Preference. The holders of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock and Series CC-1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution to the holders of Common Stock by reason of their ownership hereof, an amount per share equal to the Original Series AA Price, Original Series BB Price, Original Series CC Price or Original Series CC-1 Price, respectively (as defined in Article IV, Section 5(a) below) (as adjusted for any Recapitalization Event), plus an amount equal to all declared and unpaid dividends with respect thereto. If upon the occurrence of such event, the assets and funds available for Distribution are insufficient to permit the payment to the holders of Preferred Stock of the full preferential amount, then the entire assets and funds of the Corporation legally available for Distribution to stockholders will be distributed among the holders of the Preferred Stock ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the preceding sentence of this Article IV, Section 2(a).

(b) Remaining Assets. After payment has been made to the holders of Preferred Stock pursuant to Article IV, Section 2(a), the holders of Common Stock and Preferred Stock shall be entitled to receive the remaining funds and assets of the Corporation available for Distribution to stockholders ratably in proportion to the shares of Common Stock then held by them (assuming the conversion of all Preferred Stock held by them).

(c) Reorganization or Merger. A reorganization, merger or consolidation of the Corporation with or into any other corporation or corporations, in which the stockholders of the Corporation immediately prior to the transaction hold 50% or less of the voting stock immediately after the transaction (but not including a merger effected solely to change the domicile of the Corporation), a sale, transfer, lease or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) or any transaction or series of related transactions to which the Corporation is a party in which the stockholders of the Corporation immediately prior to the transaction hold 50% or less of the voting stock immediately after the transaction other than as part of a bona fide equity financing (a “Corporate Sale”) shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this Article IV, Section 2, unless waived by the holders of a majority of the Preferred Stock.

(d) Noncash Distributions. The value of assets or securities distributed pursuant to this Article IV, Section 2 shall be computed at their fair market value at the time distributed to stockholders, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing, as reported in the Wall Street Journal or similar publication, (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the average high bid and low asked prices for such securities over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and (iii) if such assets or securities are not publicly traded, their fair market value shall be as determined in good faith by the Board of Directors of the Corporation.

(e) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, employees or consultants (1) upon termination of their employment or services pursuant to agreements providing for the right of said repurchase (2) in connection with other repurchases from employees at the then deemed fair market value of the Common Stock, if approved by the Board of Directors, or (3) in connection with the exercise by the Corporation of contractual rights of first refusal or first offer pursuant to agreements providing for the right of said repurchase between the Corporation and such persons, provided the terms of such repurchase shall have been approved by the Board of Directors.

3. Voting Rights.

(a) General Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock at any annual or special meeting of stockholders of the Corporation, or by written consent, upon the election of directors and upon any other matter submitted to a vote of stockholders, except as otherwise provided herein or those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded up to the nearest whole number. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) Election of Board of Directors. The number of members of the Board of Directors shall be set at seven (7) and shall be comprised as follows:

(i) for so long as at least an aggregate of three million (3,000,000) shares of The CC Preferred Stock remain outstanding, the holders of The CC Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iii) the holders of the Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect all remaining members of the Board of Directors, one of whom shall be the chief executive officer of the Corporation, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

4. Redemption.

(a) Redemption Date and Price. At any time after August 1, 2014, but commencing on a date within thirty (30) days after receipt by the Corporation of a written request (a “Redemption Election”) from the holders of not less than two-thirds of the then outstanding Preferred Stock, voting together as a single class, that all of the shares of such class be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem all of the Preferred Stock in two equal annual installments (the date of each annual installment, a “Redemption Date”) in accordance with the procedures set forth in this Article IV, Section 4, by paying in cash therefor an amount equal to $0.525 per share of Series AA Preferred Stock, $1.00 per share of Series BB Preferred Stock and $1.15 per share of The CC Preferred Stock (as adjusted for any Recapitalization Event with respect to such shares) (the “Redemption Price”). The shares of Preferred Stock to be so redeemed in each installment shall be selected pro rata among the holders of Preferred Stock (on an as-converted basis) as of the date of the Corporation’s receipt of the Redemption Election. Notwithstanding the foregoing, the redemption rights set forth in this Section 4 shall terminate upon the closing by the Corporation of its Qualified Public Offering (as defined in Article IV, Section 5(b)(iv) hereof).

(b) Procedure. Within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained, the option for such holder to elect to opt-out of the Redemption Election (a “Non-Redeeming Holder”) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed unless such holder elects to be a Non-Redeeming Holder (the “Redemption Notice”). Except for Non-Redeeming Holders and as provided in Article IV, Section 4(c) on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c) Effect of Redemption, Insufficient Funds. Except for Non-Redeeming Holders, from and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on either Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to their holdings of Preferred Stock which are subject to redemption on such Redemption Date. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on either Redemption Date but which it has not redeemed.

5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each share of Preferred Stock shall be convertible into Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, and on or prior to the fifth day before the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Preferred Stock, at the office of the Corporation or any transfer agent of the Corporation for the Preferred Stock. Each share of Series AA Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series AA Price by the Series AA Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series AA Price” shall be $0.525 and the initial “Series AA Conversion Price” shall be $0.525. Each share of Series BB Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series BB Price by the Series BB Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series BB Price” shall be $1.00 and the initial “Series BB Conversion Price” shall be $1.00. Except as may be adjusted by Article IV, Sections 5(c)(v), each share of Series CC Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series CC Price by the Series CC Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series CC Price” shall be $1.15 and the initial “Series CC Conversion Price” shall be $1.15. Except as may be adjusted by Article IV, Sections 5(c)(v), each share of Series CC-1 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series CC-1 Price by the Series CC-1 Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series CC-1 Price” shall be $1.15 and the initial “Series CC-1 Conversion Price” shall be $1.15. The Original Series AA Price, Original Series BB Price, and Original Series CC Price and Original Series CC-1 Price are herein collectively referred to as the “Original Price.” The Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price and Series CC-1 Conversion Price are herein collectively referred to as a “Conversion Price”. The number of shares of Common Stock into which each share of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock and Series CC-1 Preferred Stock, respectively, may be converted is hereinafter referred to as the “Preferred Stock Conversion Rate” of each respective series of Preferred Stock. Each Conversion Price shall be subject to adjustment as set forth in Article IV, Section 5(c) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then effective Preferred Stock Conversion Rate, as applicable, immediately upon the earlier of:

(i) the written consent of the holders of more than fifty percent (50%) of the then outstanding shares of the Preferred Stock, voting together as a single class; or

(ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) covering the offer and sale of Common Stock, with aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Corporation of not less than $25,000,000 (a “Qualified Public Offering”).

(c) Adjustments to Conversion Price.

(i) Special Definitions. For purposes of this Article IV, Section 5(c), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article IV, Section 5(c)(iii) below, deemed to be issued) by the Corporation after the Series CC Original Issue Date (as defined below) other than shares of Common Stock issued or issuable:

(1) to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board of Directors;

(2) to commercial lenders or lessors, in connection with any loan or lease financing transaction approved by the Board of Directors, in each case, not for the primary purpose of raising capital;

(3) pursuant to a registered public offering;

(4) in connection with strategic acquisitions or partnering transactions approved by the Board of Directors, not for the primary purpose of raising capital;

(5) upon conversion of shares of Preferred Stock;

(6) upon exercise of warrants, options other convertible securities outstanding as of the date of this Amended and Restated Certificate of Incorporation;

(7) in connection with a transaction described in Article IV, Section 5(c)(vi);

(8) in connection with any settlement approved by the Board of Directors;

(9) in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar commercial arrangements or strategic partnerships approved by the Board of Directors.

(10) to suppliers of goods or services pursuant to transactions approved by the Board of Directors;

(11) by way of dividend or other distribution on shares of Preferred Stock; or

(12) otherwise excluded by the consent of holders of a majority of the Preferred Stock.

(D) “Series CC Original Issue Date” shall mean the date on which the Series CC Preferred Stock is first issued by the Corporation.

(ii) No Adjustment of Conversion Price. No adjustment in either Conversion Price shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price or Series CC-1 Conversion Price, as applicable, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series CC Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date:

(A) except as provided in Article IV, Section 5(c)(iii)(B) and 5(c)(iii)(C) below, no further adjustment in either Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or Convertible Securities, each Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities; and

(D) no readjustment pursuant to Article IV, Section 5(c)(iii) clauses (B) and (C) above shall have the effect of increasing the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price or Series CC-1 Conversion Price to an amount which exceeds the lower of (1) Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, or Series CC-1 Conversion Price, respectively, on the original adjustment date or (2) the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price, or Series CC-1 Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock Below Purchase Price. Unless otherwise provided in this Article IV, Section 5(c) or Article IV, Section 5(d), in the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV, Section 5(c)(iii)), after the Series CC Original Issue Date, without consideration or for a consideration per share less than the Series AA Conversion Price, Series BB Conversion Price, Series CC Conversion Price or Series CC-1 Conversion Price, respectively, in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Dilution Price”), then and in each such event the Series AA

Conversion Price, Series BB Conversion Price, Series CC Conversion Price or Series CC-1 Conversion Price, respectively, shall automatically be adjusted as set forth in this Article IV, Section 5(c)(iv).

(A) Adjustment of Series AA, Series BB and Series CC Conversion Price. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article III, Section 5(c)(iii)), after the Series CC Original Issue Date, without consideration or for a consideration per share less than the Series CC Conversion Price, then and in each such event the Series CC Conversion Price and, if applicable, the Series AA Conversion Price or Series BB Conversion Price, shall automatically be adjusted down to equal the price per share of such Additional Shares of Common Stock. Notwithstanding the foregoing, the provisions of this Article III, Section 5(c)(iv)(A) shall terminate and no longer be in effect, and, instead, the provisions of Article III, Section 5(c)(iv)(B), below, shall be in effect, (1) as to the Series AA Preferred Stock, immediately upon the occurrence of the Corporation’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $10.0 million in the aggregate in which shares are purchased by investors other than existing stockholders of the Corporation at a price per share greater than the Original Purchase Price of the Series AA Preferred Stock, (2) as to the Series BB Preferred Stock, immediately upon the occurrence of the Corporation’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Corporation of at least $10.0 million in the aggregate in which shares are purchased by investors other than existing stockholders of the Corporation at a price per share greater than the Original Purchase Price of the Series BB Preferred Stock and (3) as to the Series CC Preferred Stock, immediately upon the occurrence of the Corporation’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Corporation of at least $10.0 million in the aggregate in which shares are purchased by investors other than existing stockholders of the Corporation at a price per share greater than the Original Purchase Price of the Series CC Preferred Stock.

(B) Adjustment of Series CC-1 Conversion Price or Series AA, Series BB or Series CC Conversion Price. Whenever the Conversion Price is adjusted by Article IV, Section 5(b)(iv), the new Series CC-1 Conversion Price or (if applicable pursuant to the termination of Section 5(c)(iv)(A) above as to the Series AA Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock), the applicable Conversion Price shall be determined by multiplying the applicable Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issues plus the number of such Additional Shares of Common Stock so issued. For the purposes of this paragraph, the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all outstanding Preferred Stock other than the Additional Shares of Common Stock so issued, upon conversion or exercise of any outstanding Convertible Securities other than the Additional Shares of Common Stock so issued, and upon exercise of all outstanding Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

(v) Determination of Consideration. For purposes of this Article IV, Section 5(b), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board of Directors in the good faith exercise of its reasonable business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article IV, Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations, or Consolidations of Common Stock. If at any time and from time to time the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series CC Original Issue Date, each Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Article IV, Section 5(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article IV, Section 5 with respect to the rights of the holders of the Preferred Stock.

(C) Adjustment for Common Stock Dividends and Distributions. If, after the Series CC Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each Conversion Price then in effect by a fraction of (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this Article IV, Section 5(c)(vi)(C) to reflect the actual payment of such dividend or distribution.

(D) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization (except as provided in Article IV, Section 2(d)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), each Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder’s shares of the Preferred Stock into Common Stock. The provisions of this Article IV, Section 5(c)(vi)(D) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.

(d) Special Adjustments to Series CC Conversion Price. Notwithstanding anything to the contrary, in the event of an initial registered public offering at a price per share of Common Stock that is less than two (2) times the Series CC Conversion Price then in effect (as adjusted for any Recapitalization Event) (the “Series CC Public Price Per Share”), the Series CC Conversion Price shall be adjusted downward such that the Series CC Public Price Per Share equals two (2) times the adjusted Series CC Conversion Price.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of either Conversion Price pursuant to this Article IV, Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(f) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Article IV, Section 5(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Article IV, Section 5(b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Article IV, Section 5(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Article IV, Section 5(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.

(h) No Dilution or Impairment. Without the consent of the Preferred Stock in accordance with Article IV, Section 6, the Corporation will not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

(i) Status of Redeemed or Converted Shares. No shares of Preferred Stock which have been redeemed pursuant to Article IV, Section 4 hereof, or converted into Common Stock pursuant to Article IV or Section 5 hereof, after the original issuance thereof shall ever again be reissued and all such shares so redeemed or converted shall upon such redemption or conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

6. Protective Provisions. In addition to any other rights provided by law, as long as at least 5,000,000 shares of Preferred Stock remain outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class:

(a) make any amendment of this Corporation’s Amended and Restated Certificate of Incorporation (including pursuant to consolidation, merger or otherwise) or Bylaws that affects the rights, preferences and privileges of the Preferred Stock;

(b) increase or decrease the authorized number of, or issue any securities on parity with or senior to the Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(c) increase or decrease the authorized number of Common Stock;

(d) sell, lease or dispose of all or substantially all of the assets of the Corporation, or effect any merger or consolidation of the Corporation with any other corporation, or effect any reorganization, restructuring, recapitalization, or liquidation of the Corporation;

(e) make any stockholder distribution (other than dividends payable solely in shares of Common Stock);

(f) purchase or redeem any equity securities (other than repurchases to which the Preferred Stock is deemed to have consented under the exception to a defined “Distribution” as stated in Article IV, Section 1 hereof);

(g) make loans or advances to employees (except in the ordinary course of business as part of travel advances or salary);

(h) change the authorized number of directors on the Corporation’s Board of Directors; or

(i) changes this Corporation’s principal line of business.

(j) Notwithstanding the foregoing Section 6(a), the approval of a majority of Series CC Preferred Stock is required in connection with any amendment to the Company’s Certificate of Incorporation or Bylaws which would adversely affect the holders of Series CC Preferred Stock in a manner different from other shares of Preferred Stock.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 1st day of November 2010.

TRIA BEAUTY, INC.

By:	/s/ Kevin Appelbaum
Kevin Appelbaum, President and CEO

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRIA BEAUTY, INC.

TRIA Beauty, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

A. The name of the Corporation is TRIA Beauty, Inc. The date the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State was July 20, 2010.

B. The Board of Directors of the Corporation, by written consent filed with the minutes of the Corporation, duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) set forth in Section E below, declaring said amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for its approval.

C. The amendment has been consented to and authorized by the stockholders of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

D. The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

E. The Certificate is therefore hereby revised as follows: paragraphs 1 and 2 of Article IV of the Certificate are amended to read in their entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is one hundred million (100,000,000) shares, par value of $0.001 per share.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is seventy five million eighty five thousand six hundred ninety seven (75,085,697) shares, par value of $0.001 per share. The Preferred Stock will be issued in series. The first series of Preferred Stock shall be comprised of one million, one hundred and sixty six thousand, six hundred and sixty seven (1,166,667) shares and shall be designated “Series AA Preferred Stock.” The second series of Preferred Stock shall be comprised of one million, eight hundred and ninety six thousand, three hundred nine (1,896,309) shares and shall be designated “Series BB Preferred Stock.” The third series of Preferred Stock shall be comprised of fifty seven million five hundred thousand (57,500,000) shares and shall be designated “Series CC Preferred Stock.” The fourth series of Preferred Stock shall be comprised of fourteen million, five hundred and twenty two thousand, seven hundred and twenty one (14,522,721) shares and shall be designated “Series CC-1 Preferred Stock.” As used herein, the term “The CC

Preferred Stock” without designation shall refer collectively to the Corporation’s Series CC Preferred Stock and the Corporation’s Series CC-1 Preferred Stock. The term “Preferred Stock” without designation shall refer collectively to the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC Preferred Stock and the Series CC-1 Preferred Stock.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 26th day of January, 2011.

By:	/s/ Kevin Appelbaum
	Name:	Kevin Appelbaum
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT NO. 2 TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRIA BEAUTY, INC.

TRIA Beauty, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

A. The name of the Corporation is TRIA Beauty, Inc. The date the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State was July 20, 2010.

B. The Board of Directors of the Corporation, by written consent filed with the minutes of the Corporation, duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) set forth in Section E below, declaring said amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for its approval.

C. The amendment has been consented to and authorized by the stockholders of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

D. The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

E. The Certificate is therefore hereby revised as follows: paragraphs 1 and 2 of Article IV of the Certificate are amended to read in their entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares, par value of $0.001 per share.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is ninety four million five hundred eighty five thousand six hundred ninety seven (94,585,697) shares, par value of $0.001 per share. The Preferred Stock will be issued in series. The first series of Preferred Stock shall be comprised of one million, one hundred and sixty six thousand, six hundred sixty seven (1,166,667) shares and shall be designated “Series AA Preferred Stock.” The second series of Preferred Stock shall be comprised of one million, eight hundred ninety six thousand, three hundred nine (1,896,309) shares and shall be designated “Series BB Preferred Stock.” The third series of Preferred Stock shall be comprised of seventy seven million (77,000,000) shares and shall be designated “Series CC Preferred Stock.” The fourth series of Preferred Stock shall be comprised of fourteen million, five hundred twenty two thousand, seven hundred twenty one (14,522,721) shares and shall be designated “Series CC-1 Preferred Stock.” As used herein, the term “The CC Preferred Stock” without designation shall refer collectively to the Corporation’s Series CC Preferred Stock and the Corporation’s Series CC-1 Preferred Stock. The term “Preferred Stock” without designation shall refer collectively to the Series AA Preferred Stock, the Series BB Preferred Stock, the Series CC Preferred Stock and the Series CC-1 Preferred Stock.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 15th day of November, 2011.

By:	/s/ Kevin Appelbaum
	Name:	Kevin Appelbaum
	Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT NO. 3 TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRIA BEAUTY, INC.

TRIA Beauty, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

A.      The name of the Corporation is TRIA Beauty, Inc. The date the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State was July 20, 2010.

B.      The Board of Directors of the Corporation, by written consent filed with the minutes of the Corporation, duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) set forth in Section E below, declaring said amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for its approval.

C.      The amendment has been consented to and authorized by the stockholders of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

D.      The amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

E.      The Certificate is therefore hereby revised as follows:

(a) Paragraph 1 of Article IV of the Certificate is amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares, par value of $0.001 per share. Immediately upon filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each six and six tenths (6.6) outstanding shares of the Common Stock and Preferred Stock of the Corporation will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock or Preferred Stock, as applicable. Such combination shall be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share.”

(b) Paragraph (d) of Article IV, Section 5 of the Certificate is amended to read in its entirety as follows:

(d) Special Adjustments to Series CC Conversion Price. Notwithstanding anything to the contrary, in the event that, at any time after December 31, 2012, the Company’s Board of Directors, or designated committee thereof, approves the pricing of an initial registered public offering at a price per share of Common Stock that is less than two (2) times the Series CC Conversion Price then in effect (as adjusted for any Recapitalization Event) (the “Series CC Public Price Per Share”), the Series CC Conversion Price shall be adjusted downward such that the Series CC Public Price Per Share equals two (2) times the adjusted Series CC Conversion Price.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 4th day of May, 2012.

By:	/s/ John Rangel
	Name:	John Rangel
	Title:	Chief Financial Officer